Exhibit 99.2

FOR BROKER/DEALER USE ONLY

HYPERSPACE COMMUNICATIONS, INC.		John P. Yeros, Chairman
8480 East Orchard Road, Suite 6600		Mark J. Endry, CEO/President
Greenwood Village, CO 80111-5033		Mark A. Pougnet, CFO
Tel:	303-566-6500	www.ehyperspace.com
Fax:	303-566-6514	mendry@ehyperspace.com

NIBA Sponsor:	Pali Capital, Inc.	Contact: Daniel Guilfoile/Herb Soroca (212-259-2600)
NIBA Objective:	Exposure	Expected: N/A
Offering Structure:	N/A

STOCK OVERVIEW: (if applicable)

Symbol:	HCO, HCO.WS	Recent Bid:	$3.70 (5/17/2005)
Exchange:	AMEX	52-Week Range:	$1.21 - $5.25
Shares Outstanding:	3.7M (fully diluted)	Market Capitalization:	$13.8M (5/17/2005)
Estimated Float:	2.2M shares	Fiscal Year End:	December 31

COMPANY OVERVIEW:

HyperSpace Communication, Inc. develops, produces and markets two software product lines: HyperWeb™ and HyperTunnel™. These products address the growing need for secure real-time application acceleration and improved business communications over wired and wireless networks. By accelerating the delivery of information over computer networks, the Company accelerates the applications running on networked computers. HyperSpace’s initial software product line, HyperWeb™, compresses static and dynamic information sent from a Web server in formats ranging from JPEG images, to hypertext markup language (HTML) to extensible markup language (XML) and Java. In January 2004, the Company introduced its second software product line, HyperTunnel™. While HyperWeb accelerates only information moving one direction, from a Web server to a Web browser (known as downstream acceleration), HyperTunnel™ operates as an accelerated Virtual Private Network (VPN) providing secure, bi-directional acceleration (downstream and upstream) of information flowing over  networks and exchanged by networked client/server applications, such as Microsoft Outlook. HyperTunnel™ has three components: the HyperTunnel™ Client for installation on individual Windows-based client devices (laptops and tablets); the HyperTunnel™ Gateway for groups of client devices stationed on a local area network (LAN), and the HyperTunnel™ Server providing secure access to HyperTunnel Clients and HyperTunnel Gateways.

We are preparing to engage in a merger transaction that is described in our preliminary proxy filing with the SEC on May 16, 2005.

MPC Computers provides computing solutions to customers in the federal government, state/local government, education and mid-market enterprise markets. It offers a broad range of customized computing products and services, including hardware, software and related support services. MPC Computers manufactures and markets desktop and notebook personal computers (PCs), NetFRAME servers and DataFRAME storage solutions. Its suite of services includes both PC-related support (technical support, parts replacement, infrastructure deployment and recycling) as well as information technology (IT) consultative services such as security assessments. In addition to manufacturing PCs, servers and storage devices, MPC Computers fulfills its customers’ requirements for third party products, including peripherals and software solutions. Based on unit shipments in the fourth quarter of 2004, as measured by International Data Corporation, or IDC, it is ranked as one of the top ten PC companies in the U.S.

HYPERSPACE HAS FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SHAREHOLDERS CAN OBTAIN A FREE COPY OF THE PRELIMINARY PROXY STATEMENT, WHICH CONTAINS A DESCRIPTION OF THE DIRECT AND INDIRECT INTEREST OF THE MANAGEMENT OF HYPERSPACE COMMUNICATIONS, INC, ON WHOSE BEHALF THIS PRESENTATION IS BEING MADE, AS WELL AS OTHER FILINGS

CONTAINING INFORMATION ABOUT THE COMPANY, WITHOUT CHARGE, AT THE SEC’S INTERNET SITE (HTTP://WWW.SEC.GOV). COPIES OF THE PROXY STATEMENT CAN ALSO BE OBTAINED, WITHOUT CHARGE, BY DIRECTING A REQUEST TO THE COMPANY.

INVESTMENT HIGHLIGHTS:

•                  Proposed merger creates a more diversified technology solutions company that will benefit from the respective strengths and growth strategies of both HyperSpace and MPC.

•                  MPC brings product lines and direct relationships with thousands of customers that will give HCO products immediate visibility in the government, education and enterprise sectors.

•                  MPC Rated #3 hardware vendor in Washington Technology magazine’s 2004 “Top 100 Federal Prime Contractors for IT Services”.

•                  Focused on federal, state/local government and education (SLE) customers as well as mid-market enterprise customers.

•                  Expanding mid-market enterprise business targeting companies with 250 to 5,000 employees.

•                  A leader in the SLE space, the Company’s fastest growth segment.  Through a recent Western States Contracting Alliance (WSCA) contract award, MPC is now licensed for state procurement sales in 23 states.

•                  Superior customer support in government, education and mid-sized corporate segments.

•                  Direct distribution model brings direct relationships with thousands of customers.

•                  Only major PC company with all operations located in US, including both manufacturing and technical support functions.

•                  Strong management team and Board of Directors with public company and M&A experience.

•                  Merger related revenue and expense synergies.

SELECTED FINANCIAL HIGHLIGHTS: $M Actual

Fiscal Years Ending: December 31

	HCO	HCO	MPC		MPC		Pro Forma
	2003	2004	2003		2004		2004
Revenue	$983,219	$457,850	$372,038,000		$428,016,000		$428,474,000
Gross Profit	$310,013	$171,893	$48,103,000		$56,628,000		$56,800,000
EBITDA	$(912,847)	$(2,075,461)	$(1,974,000	)*	$2,519,000	*	$443,393	*

*Excluding parent management fees

In this meeting, the each Company uses EBITDA before Parent Management Fees as a financial measurement. This is not a GAAP measurement. All the information to determine EBITDA before Parent Management Fees comes from the audited financial statements or unaudited pro-forma information which is contained in the preliminary proxy statement. EBITDA, excluding parent management fees, is derived by taking each entity’s Net Loss for the respective year and adding back the following: net Interest Expenses, Depreciation and Amortization, Impairment of Intangible expenses and the Management Fee paid by MPC to is current parent that ended at the end of fiscal 2004. This non-GAAP measurement is provided as supplementary information and is not an alternative to GAAP. Some investors may use EBITDA to supplement their analysis of our results of operations. A reconciliation of EBITDA to Net Loss is provided below:

	HCO	HCO	MPC	MPC	PRO-FORMA
EBITDA RECONCILIATION	2003	2004	2003	2004	2004
Net Loss as Reported	$(1,838,909)	$(3,120,854)	$(8,561,000)	$(6,175,000)	$(10,481,000)
Depreciation, Amortization & Impairment	$580,667	$222,645	$1,008,000	$2,325,000	$7,690,645
Management Fee Paid to Parent	$—	$—	$3,468,000	$3,958,000	$—
Net Interest Expense	$345,395	$822,748	$2,111,000	$2,411,000	$3,233,748
EBITDA	$(912,847)	$(2,075,461)	$(1,974,000)	$2,519,000	$443,393